Exhibit 99.1

Six Measures Faraday Future is Taking to Protect Stockholder Interests and a Review of 30 Company Achievements Since the end of 2022

●	An open letter from Matthias Aydt, Global CEO of FF, and YT Jia, Founder and Chief Product and User Ecosystem Officer.

Los Angeles, CA (Oct. 15, 2023) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today released an open letter from Matthias Aydt, Global CEO of FF, and YT Jia, Founder and Chief Product and User Ecosystem Officer.

Dear FFIE Stockholders and Investors,

Beginning in August, we entered the revenue generation phase, established a closed-loop operation from user acquisition and delivery to user operations, and began the process of adding industry leaders and partnering with high-profile celebrities like Chris Brown, Derek Bell, Jason Oppenheim as FF users and Co-Creation Officers. There have been significant changes in FF’s business foundation, including the addition of a new management team that collectively boasts the strongest capabilities in the history of FF. We believe that during this critical period for business growth, the Company is now structurally best positioned for the development phase since its inception, subject to financing availability.

Protecting stockholder interests

Although the Company has successfully achieved numerous significant milestones and built a strong structural foundation, its stock price and resulting market capitalization have reached the darkest moment. The Company’s current market capitalization is equal to around 1% of the approximately $3 billion of cash invested into the business. We feel a profound sense of pain and disappointment and believe that many fellow stakeholders, including public investors who love the Company, share this same feeling.

The Company is developing a series of measures to help identify and, if found, combat potential abusive or illegal short-selling activities. We also continue to engage with potential institutional investors and strategic investors to address the capital requirements for production ramp-up. In addition, we aim to enhance our supply chain management capabilities and actively implement cost control actions, along with a series of other initiatives aimed at increasing our Company’s value. Below is a summary of actions we are taking to protect stockholder interests.

Six measures the Company is taking to protect stockholder interests.

The Company is diligently working to restore market confidence and accelerate the achievement of its strategic objectives, including taking the following actions:

1.	FF has officially engaged with Shareholder Intelligence Services LLC, a leading public company service provider, to obtain, aggregate, track, and analyze shareholder trading information, that will initiate investigations into potential illegal short selling. We will consider all remedies available to us, including potential litigation if necessary.

2.	Executive leaders of the Company intend to increase their holdings, demonstrating their confidence in the Company’s development.

3.	The Company continues to actively engage with potential strategic investors.

4.	The Company is undergoing an organizational upgrade to meet the opportunities and challenges as the Company enters a new phase of development.

5.	The Company is continuing to take steps to reduce operational and supply chain costs to support its strategic objectives, including capacity ramp-up.

6.	The Company intends to invite professional media outlets to both visit FF as well as for interviews and in-depth product and technology experiences, enabling the broader public to gain a better understanding of FF’s current development status and its true value.

Today’s FF has undergone a fundamental transformation compared to August, 2023. The Company achieved two major milestones associated with the most uncertainties and risks since its inception: (1) we completed all compliance procedures required for mass production and delivery in the United States; and (2) received all necessary parts from our supply chain and started delivering cars to our users. We believe FF is now entering a promising phase of development, subject to funding availability.

Since FF GP nominated the majority of the board members around the end of 2022, FF has made 30 significant improvements.

Below is a review of these 30 significant improvements.

End of 2022

Governance: The board of directors was transformed, with a focus on governance and compliance, with fiduciary duties guiding its decision-making.

Strategy: Focused on the Company’s core strategy as the pioneer of the Ultimate AI TechLuxury Spire market.

Business: Comprehensively updated the delivery system for the FF 91 2.0 Futurist Alliance.

January 2023

US-China dual DNA and dual home markets: Announced the signing of a non-binding cooperation framework agreement with the China Huanggang Government for the promotion of the Company’s dual-home market strategy.

February 2023

Capital and Finance: Secured $135 million of financing commitments.

March 2023

Production: FF ieFactory California SOP production commences.

April 2023

Production: The first FF 91 2.0 Futurist Alliance production vehicle rolled off the line.

May 2023

Technology & Product: Leveraging the breakthroughs in emerging GPT AI technology, FF released the world’s first in-vehicle generative AI products and technology.

Built an “FF AIHyper 6x4 2.0 architecture” based on the “New Four Trends” of industrial transformations – “All-AI”, “All-Hyper”, “All-Ability”, and “Co-Creation”, and launched the FF 91 2.0 Futurist Alliance, an “Ultimate AI TechLuxury” “All-Ability AIHypercar,” combining hyper performance, safety, and comfort.

Capital: Signed a definitive agreement for unsecured convertible note financing (in which funding commitments are subject to certain closing conditions), approximately $30 million of which was funded by waiving closing conditions, which we believe shows the investors’ confidence and support), with FFGP – comprised of FF current and former executives— as the anchor investor.

June 2023

User Ecosystem: The first 3 FF 91 2.0 users and Developer Co-Creation Officers participated in the “FF Track Co-Creation Day.”

Product & Technology: The FF 91 2.0 Futurist Alliance debuted at Willow Springs Raceway and achieved a remarkable lap record for EVs weighing 6,000 pounds or more of 1 minute and 35 seconds.

Capital: Secured $105 of financing, which includes an additional funding commitment of $90 million plus the acceleration of an existing commitment of $15 million; a portion of $105 million has already been funded, and the rest is subject to the satisfaction of certain closing conditions.

July 2023

Delivery Compliance: Successfully completed U.S. crash testing and met all safety-related regulatory certification requirements.

Achieved full compliance with U.S. new vehicle sales delivery requirements.

Received internal approval to initiate Phase 2 Co-Creation Delivery.

Formed a closed-loop operation, marking the beginning of a new stage of development.

August 2023

Supply Chain: Received all necessary parts for initial deliveries.

User Ecosystem: Established the transformative User Acquisition and User Operation 1.0 system.

Delivered the FF 91 2.0 Futurist Alliance to the first spire user and Developer Co-Creation Officer.

Derek Bell, a five-time Le Mans 24 Hours world champion, along with champion racer Justin Bell and others, became FF Developer Co-Creation officers and next FF 91 2.0 owners.

Held the first “FF Developer Co-Creation Festival” at the Pebble Beach Concours d’Elegance.

Product: Achieved a remarkable 350-mile range on a single charge, covering the distance from Silicon Valley to Los Angeles.

Capital: Secured additional funding of $16.5 million in the unsecured notes to support the Company’s Phase 2 delivery and sales and service preparation of its FF 91 2.0 Futurist Alliance; Effectuated Reverse stock split and filed registration statements – which primed the Company for additional financing to support the production ramp-up of FF 91 2.0 Futurist Alliance and the expansion of the Company’s sales & service network.

Management: Welcomed new management team members with the strongest collective capabilities in its 9-year history.

September 2023

User Ecosystem: Delivered additional cars to spire users including U.S. real estate mogul Jason Oppenheim.

Product: The FF 91 2.0 Futurist Alliance set a lap record in the SUV and crossover class at Button Willow Raceway.

Technology: Hosted the “FF 919 Developer AI Co-Creation Festival” to advance FF aiRacing technology.

Capital: Regained NASDAQ compliance with NASDAQ’s minimum bid requirements.

Announced a proposed stock purchase plan for core management members.

October 2023

User Ecosystem: New vehicles are scheduled to be delivered to four FF 91 2.0 Spire users and Developer Co-Creation Officers, including our Founder and Chris Brown.

We believe that it is evident FF has essentially established all the foundations for substantial growth, subject to obtaining needed funding. We’ve triumphed over the darkest moments many times before, and FF is now bolstered by these 30 achievements. With our unique DNA and the support of our stakeholders, we’re confident that we stand on the cusp of an extraordinary surge of energy.

Nevertheless, what has been incredibly frustrating is that despite FF being the pioneer and leader of the “Ultimate AI TechLuxury” spire market, having created and delivered the world’s most disruptive “All-Ability AIHypercar” FF 91 2.0, and making substantial progress, the Company’s valuation has been substantially reduced and we believe does not reflect the Company’s actual value. This is unacceptable to us and the stakeholders who hold a deep affection for FF, and we have received numerous requests for the Company to respond. Even though some of our leaders including our Founder YT received personal threats and unfair treatment, we are not getting distracted from progressing the Company to a successful future. We feel the utmost urgency and are profoundly sorry for not delivering the value you deserve. We are also passionately committed to promoting the maximization of value.

Matthias Aydt and YT Jia

Special note from Founder YT Jia

Nine years ago, I crossed the Pacific Ocean to Los Angeles, California, to found FF. I was all in. You can only imagine the challenges of a Chinese entrepreneur starting a business in this foreign land, especially in the Ultimate AI TechLuxury EV business, the crown jewel of it all. I have endured some of the most terrible experiences, some you can imagine, and others beyond your wildest imagination. The Company and I have experienced and overcome so many difficulties and life-and-death challenges over the years. Our setbacks and successes have been on full display for everyone to witness. I want to express my gratitude to those who care about FF. In fact, many people have sent me private messages through various channels. I’ve been reading them, reflecting on them, and asking myself tough questions. I have also been absorbing and listening to valuable advice and putting it into action. Many fellow entrepreneurs have mentioned that my entrepreneurial journey has inspired them to keep going. In fact, I would say that the many words of encouragement you’ve sent me are uplifting and inspiring me to fight for shareholder and stakeholder value with FF without any hesitation.

Thank you.

YT Jia

A video of the open letter can be viewed on the FF App or at the following link:

English version from Matthias Aydt：

https://youtu.be/9oIN4XHuGzo

Chinese version from YT Jia：

https://youtu.be/My9fZHNt6v8

Users can preorder an FF 91 2.0 vehicle via the FF Intelligent App or through our website (English): https://www.ff.com/us/preorder/ or (Chinese): https://www.ff.com/cn/preorder/

Download the new FF Intelligent App: http://appdownload.ff.com

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV company, but also a software-driven intelligent internet company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem.

FOLLOW FARADAY FUTURE

https://www.ff.com/

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https://www.facebook.com/faradayfuture/

https://www.instagram.com/faradayfuture/

www.linkedin.com/company/faradayfuture/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the Company’s ability to satisfy the conditions precedent and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; general economic and market conditions impacting demand for the Company’s products; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on August 21, 2023, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com